Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-54438, 333-82718, 333-125279, and 333-159599) on Form S-8 of Entravision Communications Corporation of our reports dated March 10, 2014, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Entravision Communications Corporation for the year ended December 31, 2013.

/s/ McGladrey LLP

Los Angeles, CA

March 10, 2014